Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
March 4, 2009		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports 2008 Results

Full Year 2008 Highlights

•                  Revenue increases 11% to $207.3 million

•                  Operating income increases 3% to $69.5 million

•                  Net income declines 8% to $34.8 million

Salem, MA (March 4, 2009) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter and year ended December 31, 2008.  For the year, revenue was $207.3 million, an increase of $20.6 million, or 11%, as compared to revenue of $186.7 million for the year ended December 31, 2007.  Net income was $34.8 million for the year as compared to $37.9 million for the same period in 2007, a decrease of $3.1 million, or 8%.  On a per share basis, net income declined by 8% to $2.28 per diluted share from $2.48 per diluted share for the year ended December 31, 2007.

Revenue for the quarter was $55.4 million, an increase of $5.8 million, or 12%, as compared to revenue of $49.6 million for the quarter ended December 31, 2007.  Net income was $6.6 million for the quarter as compared to $12.6 million for the same period in 2007, a decrease of $6.0 million, or 48%. On a per share basis, net income declined by 48% to $0.43 per diluted share from $0.82 per diluted share for the quarter ended December 31, 2007.

Revenue and operating income for the quarter was positively impacted by the consolidation of our Bermuda operations following the May 2008 increase in our ownership position, as further discussed below.  However, operating income was impacted by losses of approximately $1.0 million from our two previously announced early-stage business acquisitions — IslandCom Telecommunications, a Turks & Caicos-based wireless voice and data company and ION, a New York State fiber optic network, and $1.0 million of costs related to an unsuccessful effort to acquire an entity out of bankruptcy.  Operating income for the year and quarter ended December 31, 2007 includes a pre-tax gain of $5.0 million ($6.0 million for the year) related to asset sales at Commnet, including the sale of 59 base stations, and offset by a pre-tax asset impairment charge of $4.4 million at Choice Communications.

“The results for the quarter and the year were mixed” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc. “We are happy with a number of strategic moves we made to position ourselves for continued growth of our businesses. We invested nearly $40 million in acquiring or increasing our stakes in operational businesses, and an estimated additional $40.0 million expanding and upgrading our existing networks.  With a robust balance sheet and belief in our strategy and team, we looked hard for new investment opportunities.  Before the severe market drop in the last third of the year, we found valuations for later-stage and larger businesses to be too high and instead invested in two, small early-stage businesses — the fiber backhaul business in upstate New York and the wireless business in Turks and Caicos — that fit very well with our existing operations.  Although these investments had a negative near-term impact, we expect both to be positive contributors to cash flows in 2010.  We also increased our ownership in our Bermuda wireless operation and extended our US wireless footprint with the acquisition of a wireless network in Nevada.  We believe both of those transactions strengthen us strategically and provide the potential for increased revenues and cash flows in 2009.   Our quest for opportunities also led to a significant increase in legal and related expenses in the fourth quarter with respect to a large transaction we pursued without success.  With our net cash position, large recurring cash flows and the larger debt facility we closed just prior to the collapse of the credit markets, we believe we are well positioned to make further strategic investments, although we will continue to take a long-term view and maintain strict investment parameters in terms of value, strategic fit and risk.

“The performance of our existing businesses also contributed to the mixed results for the quarter.  Our rural wireless business continued to grow nicely, albeit at the slower pace we expected after the sale of assets at the end of 2007.  With 473 base stations at the end of the year (a more than 50% annual increase) and a major new market in Nevada, we see opportunities to continue to grow that business in 2009, although rate reductions and overbuilding will have some negative impact.  Our next biggest wireless business, in Bermuda, was flat on a stand-alone basis, but we believe the imminent launch of a UMTS (3G) network will provide some growth for this business in 2009 and 2010, and, as noted above, we expect BDC’s expansion to Turks and Caicos also to add growth.

“In Guyana,” Mr. Prior added, “the wireless results were disappointing.  While the continued loss of subscribers was mainly composed of low-value subscribers, wireless revenues declined significantly in that market.  We believe we have the better network and offer better value, but we still need to convince more consumers of that.  More importantly in Guyana, 2008 saw a marked increase in international bypass activities.  We have taken additional actions to stem that activity, which not only robs GT&T of revenue and profit but also significantly reduces the government’s VAT and income tax collections.  Although governmental authorities have made some effort to assist us, we have yet to see a major reduction in bypass activity.  Lastly, in New England the core business held up well and continued to grow in a tough environment.  We believe that the addition of ION and some new services to customers will provide a boost to results from this market in future periods.”

Fourth Quarter 2008 Operating Highlights

The following operating results for the quarter ended December 31, 2008 are compared against the same period in 2007 unless otherwise indicated.

Wireless Revenue.  Wireless revenue increased by $7.2 million, or 32%, to $30.0 million from $22.8 million.  The consolidation of our Bermuda Digital Communications (BDC) operations, which began as of May 15, 2008, contributed $6.1 million of the increase. Notwithstanding the sale of 59 base stations at the end of 2007, our U.S. rural wireless business increased revenues by $1.9 million as a result of its ongoing deployment of new base stations along with growth in recurring voice and data traffic. We ended the quarter with a total of 473 base stations in our U.S. network, — the 2008 total includes 46 sites from the acquisition of wireless network assets of CC Communications in Nevada in late December — up from 303 base stations as of December 31, 2007.  This acquisition had a negligible impact on results for the quarter.  In Guyana, our wireless revenue declined by $0.7 million, as increased competition led to a decrease in our wireless customer base to approximately 248,000 subscribers as of December 31, 2008 from 328,000 as of December 31, 2007 and 273,000 as of September 30, 2008.

Local Telephone and Data Revenue.  Local telephone and data revenue grew to $13.3 million compared to $12.5 million in 2007, an increase of 6%.  Sovernet’s local telephone and data revenue increased $0.9 million, or 24%, to $4.6 million from $3.7 million in 2007. This increase is mainly due to Sovernet’s acquisition of ION. Our Guyana subsidiary saw a slight increase in its local telephone and data revenue as access lines increased from 132,000 lines to 139,000 lines, or 5%, however, these increases were offset by a decrease in data revenue at our Virgin Islands subsidiary.

International Long Distance Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $11.1 million in 2008, a decrease of $2.2 million, or 17%, from $13.3 million in 2007.  We believe this decrease primarily is a result of a considerable increase in illegal bypass activities in the quarter resulting in lost revenue opportunities, and an overall reduction in call volume into Guyana as an outcome of the current worldwide economic slowdown.

Operating Expenses.  Excluding the net impact from the previously mentioned impairment of assets and gain on the sale of assets in 2007, operating expenses increased by $10.0 million, or 33%, from $29.9 million to $39.9 million for the fourth quarter 2007 and 2008, respectively.  Of this increase, $5.7 million represents operating expenses of BDC which the Company began consolidating as of May 2008, $1.5 million in operating expenses at ION, which was acquired in August 2008, and $1.0 million for unsuccessful acquisition efforts that were previously mentioned. In addition, depreciation and amortization expense at Commnet increased $1.0 million as a result of our network expansion in the rural U.S. Operating expenses for the fourth quarter 2007 and 2008 included non-cash stock based compensation expense of $0.4 million and $0.2 million, respectively.

Operating Income.  Operating income declined by $4.8 million, or 24%, from $20.3 million to $15.5 million for the quarter.  This was due in part to the decrease in Guyana’s international long distance revenue, as well as the addition of the early stages businesses of ION and IslandCom.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Thursday, March 5, 2009 at 10:00 a.m. Eastern Time (ET) to discuss its fourth quarter results for 2008.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 757-5680 and International: (212) 231-2902.  A replay of the call will be available from 12:00 p.m. (ET) March 5, 2009 until 12:00 p.m. (ET) on March 12, 2009. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21416279.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company headquartered in Salem, Massachusetts. Its principal subsidiaries include: Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international services, as well as a wireless service provider in Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Bermuda Digital Communications Ltd., which is the leading provider of wireless voice and data services in Bermuda operating as Cellular One, and also an early-stage wireless provider in Turks & Caicos through its IslandCom subsidiary; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State through its ION subsidiary; and Choice Communications, LLC, which provides wireless television and wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (2) any significant decline in the price or volume, including bypass activities, of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers and the extent to which our wholesale customers build or acquire overlapping networks; (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; and (16) our ability to realize the value that we believe exists in businesses that we acquire. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,
	2007	2008
Assets:
Cash and Cash Equivalents	$81,284	$79,665
Other Current Assets	37,091	28,797

Total Current Assets	118,375	108,462

Fixed Assets, net	155,753	198,231
Goodwill and Other Intangible Assets, net	56,431	76,350
Other Assets	14,067	5,349

Total Assets	$344,626	$388,392

Liabilities and Stockholders’ Equity:
Current Liabilities	$44,879	$26,497

Long Term Debt	50,000	73,311
Other Liabilities	13,540	26,925

Total Liabilities	108,419	126,733

Minority Interests	27,236	32,786

Stockholders’ Equity	208,971	228,873

Total Liabilities and Stockholders’ Equity	$344,626	$388,392

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
Revenue:
Wireless	$22,796	$30,036	$83,458	$104,963
Local Telephone and Data	12,450	13,349	46,598	50,670
International Long Distance	13,326	11,084	52,635	47,820
Other Revenues	997	920	4,050	3,888

Total Revenue	49,569	55,389	186,741	207,341

Operating Expenses:
Termination and Access Fees	7,178	9,434	29,379	34,978
Internet and Programming	856	756	3,379	3,387
Engineering and Operations	6,144	6,713	23,037	24,930
Sales, Marketing and Customer Services	3,174	4,486	15,526	13,227
General and Administrative	5,845	9,812	23,136	29,773
Depreciation and Amortization	6,711	8,735	26,686	31,524
Impairment of Long Lived Assets	4,400	—	4,400	—
Gain on Disposition of Long Lived Assets, net	(5,043)	—	(5,961)	—

Total Operating Expenses	29,265	39,936	119,582	137,819

Operating Income	20,304	15,453	67,159	69,522

Other Income (Expense):
Interest Income (Expense), net	(46)	(646)	172	(1,374)
Other Income	189	75	2,239	439

Other Income (Expense), net	143	(571)	2,411	(935)

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	20,447	14,882	69,570	68,587
Income Taxes	7,152	6,981	28,929	29,551

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	13,295	7,901	40,641	39,036
Equity in Earnings of Unconsolidated Affiliates	515	—	2,281	735
Minority Interests	(1,219)	(1,314)	(4,982)	(4,973)

Net Income	$12,591	$6,587	$37,940	$34,798

Net Income Per Share
Basic	$0.83	$0.43	$2.50	$2.29
Diluted	$0.82	$0.43	$2.48	$2.28
Weighted Average Common Shares Outstanding
Basic	15,182	15,183	15,168	15,187
Diluted	15,352	15,219	15,304	15,255